EXHIBIT 3.1(a)

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                UNISERVICE CORP.

         The undersigned, being all the Board of Directors and Shareholders of UNISERVICE CORP. (hereinafter the "Corporation"), a Florida corporation, do hereby certify and set forth:

         1. The name of the corporation is UNISERVICE CORP.

         2. The Articles of Incorporation of the Corporation were filed on November 21, 1997 with the Florida Department of State.

         3. The Articles of Incorporation are amended, as authorized by The Florida Business Corporation Act, (i) to increase the authorized number of shares which the corporation shall have authority to issue 3,000,000 shares of Common Stock, $.0001 par value, to 30,000,000 shares of Common Stock, par value $.0001 per share; (ii) to authorize to issue 5,000,000 shares of Preferred Stock, par value $.0001; and (iii) to expressly not be subject to Section
607.0902 of the Florida Business Corporation Act.

         4. The Articles of Incorporation are amended to change the name of the Corporation to Uniservice Corporation.

         5. The Amended and Restated Articles of Incorporation were adopted by the Sole Shareholder and the Board of Directors on December 1, 1997. To effect the foregoing, the text of the Articles of Incorporation is hereby restated and amended as herein set forth in full:

                                   ARTICLE I.
                                 CORPORATE NAME

         The name of this Corporation shall be:  UNISERVICE CORPORATION

                                   ARTICLE II.
                      PRINCIPAL OFFICE AND MAILING ADDRESS

         The principal office and mailing address of the Corporation is c/o Andean Development Corporation, One Lincoln Place, 1900 Glades Road, Suite 351, Boca Raton, Florida 33431.




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                                  ARTICLE III.
                     NATURE OF CORPORATE BUSINESS AND POWERS

         The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

                                   ARTICLE IV.
                                  CAPITAL STOCK

         The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) thirty million (30,000,000) shares of common stock, par value $.0001 per share, of which 10,000,000 shares have been designated as Class A Common Stock and 2,000,000 shares have been designated as Class B Common Stock, and (ii) five million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share.

The Class A Common Stock shall be designated as follows:

         1. DESIGNATION AND NUMBER OF SHARES. The Class A Common Stock shall be designated "Class A Common Stock" of a par value of $.0001 each, and the number of shares constituting the Class A Common Stock shall be 10,000,000 shares.

         2. VOTING RIGHTS. Holders of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held.

         3. DIVIDENDS. Holders of Class A Common Stock shall be entitled to dividends as shall be designated by the Company's Board of Directors from time to time.

The Class B Common Stock shall be designated as follows:

         1. DESIGNATION AND NUMBER OF SHARES. The Class B Common Stock shall be designated "Class B Common Stock" of a par value of $.0001 each, and the number of shares constituting the Class B Common Stock shall be 2,000,000 shares.

         2. VOTING RIGHTS. Holders of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held.

         3. DIVIDENDS. Holders of Class B Common Stock shall be entitled to dividends as shall be designated by the Company's Board of Directors from time to time.

         4. CONVERSION. Holders of Class B Common Stock may convert any shares of Class B Common Stock held by any of them into shares of Class A Common Stock, PROVIDED THAT upon conversion, the voting rights of such converted shares shall be on


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a one vote for one share basis; AND PROVIDED THAT such Class A Common Stock are unencumbered or are not subject to any escrow agreement or otherwise.

         5. SALE OR TRANSFER OF CLASS B COMMON STOCK. Holders of Class B Common Stock may sell or transfer any or all of their shares of Class B Common Stock to any party, who will have the same rights, privileges, and restrictions, if applicable, of any other holder of Class B Common Stock.

         Classes and series of the Common Stock and Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes of Common Stock as adopted by the Board of Directors.

                                   ARTICLE V.
                                TERM OF EXISTENCE

         This Corporation shall have perpetual existence.

                                   ARTICLE VI.
                              REGISTERED AGENT AND
                      INITIAL REGISTERED OFFICE IN FLORIDA

         The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

                               Charles B. Pearlman
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard. Suite 1900
                         Fort Lauderdale, Florida 33301

                                  ARTICLE VII.
                               BOARD OF DIRECTORS

         This Corporation shall have two (2) Directors initially.

                                  ARTICLE VIII.
                                  INCORPORATOR

         The name and address of the person signing these Articles of Incorporation as the Incorporator is Charles B. Pearlman, c/o Atlas, Pearlman, Trop & Borkson, P.A., 200 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida 33301.


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                                   ARTICLE IX.
                                 INDEMNIFICATION

         This Corporation may indemnify any director, officer, employee or agent of the Corporation to the fullest extent permitted by Florida law.

                                   ARTICLE X.
                             AFFILIATED TRANSACTIONS

         This Corporation expressly elects not to be governed by Section
607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

                                   ARTICLE XI.
                           CONTROL SHARE ACQUISITIONS

         This Corporation expressly elects to be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.

         This Amendment to the Articles of Incorporation, which supersedes the original Articles of Incorporation of the Corporation, was authorized by the unanimous written consent of the Board of Directors followed by the unanimous written consent of the shareholders of the corporation.


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         IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation of Uniservice Corp., a Florida corporation, has been executed this 24th day of December, 1997.


                                                  /S/ RICARDO VILENSKY
                                                  ------------------------------
                                                  Ricardo Vilensky, Sole Officer
                                                  Director and Sole Shareholder

                                                  /S/ DAVID MAYER
                                                  ------------------------------
                                                  David Mayer, Director


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